UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 8, 2011

QUALCOMM Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-19528	95-3685934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)
5775 Morehouse Drive, San Diego, CA 92121
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (858) 587-1121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
This current report on Form 8-K/A updates information provided on a Form 8-K dated March 8, 2011 relating to disclosures made under Item 5.07, Submission of Matters to a Vote of Security Holders, associated with QUALCOMM Incorporated’s (the “Company”) Annual Meeting of Stockholders (the “Annual Meeting”) held on March 8, 2011.
Item 5.07. Submission of Matters to a Vote of Security Holders.
As previously reported, at the Annual Meeting, a non-binding, advisory vote was taken on the frequency of future advisory votes regarding the compensation of the Company’s executive officers. A majority of the shares voted for holding such advisory votes on an annual basis.
After consideration of these voting results and other factors, the Compensation Committee of the Company’s Board of Directors decided that the Company will hold future advisory votes on executive compensation on an annual basis. These annual advisory votes on executive compensation will continue until the Compensation Committee considers the results of the next stockholder advisory vote regarding the frequency with which future advisory votes on executive compensation should be held.
Item 8.01. Other Events.
As previously reported, at the Annual Meeting, a majority of the shares voting were voted in favor of a stockholder proposal requesting that the Board of Directors initiate amendment of the Company’s corporate governance documents to establish a majority voting process for director elections. In that majority voting process, director nominees would be elected by the affirmative vote of a majority of the votes cast at an annual meeting of stockholders, with a plurality vote standard retained for contested director elections. The Board of Directors has therefore determined that the agenda for the next annual meeting of stockholders will include a proposed amendment to the Company’s Certificate of Incorporation, removing current provisions that establish a plurality voting standard for election of directors. If stockholders approve that amendment to the Certificate of Incorporation, the Board of Directors would then establish a majority voting process in the Company’s Bylaws.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 5, 2011

QUALCOMM INCORPORATED
By:	/s/ Donald J. Rosenberg
Donald J. Rosenberg
Executive Vice President, General Counsel and Corporate Secretary